EXHIBIT 10.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

40 EAST END AVE. PREF MEMBER LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of March 31, 2017 (as amended, modified or restated from time to time in accordance herewith, this “Agreement”) of 40 EAST END AVE. PREF MEMBER LLC, a Delaware limited liability company (the “Company”), is entered into by and among SAYT MASTER HOLDCO LLC, a Delaware limited liability company (together with its permitted successors and assigns, “SAYT Member”), LIGHTSTONE REAL ESTATE INCOME TRUST, INC., a Maryland corporation (“REIT Member”, and together with SAYT Member, the “Deciding Members”), and THE NON-MANAGING MEMBERS IDENTIFIED ON THE SIGNATURE PAGES ANNEXED HERETO (together with each of their permitted successors and assigns, each a “Non-Managing Member” and, collectively, the “Non-Managing Members”); SAYT Member, REIT Member, and the Non-Managing Members constitute all the members of the Company (SAYT Member, REIT Member, and the Non-Managing Members, together with their respective successors and permitted assigns, each a “Member” and, collectively, the “Members”).

WITNESSETH

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), pursuant to (i) that certain Certificate of Formation of the Company (the “Certificate of Formation”) dated as of and filed on March 16, 2017 with the Secretary of State of the State of Delaware (the “Secretary of State”) and (ii) an original Limited Liability Company Agreement (the “Existing Operating Agreement”), dated as of March 21, 2017, by and among SAYT Member and the Non-Managing Members identified on the signature pages annexed to the Existing Operating Agreement;

WHEREAS, on the date hereof, SAYT Member has assigned 33.3% of the limited liability company interests in the Company to REIT Member, and REIT Member has been admitted to the Company as a member of the Company;

WHEREAS, the Members desire to amend and restate the Existing Operating Agreement in its entirety in the manner set forth herein;

WHEREAS, all conditions under the Existing Operating Agreement to amend and restate the Existing Operating Agreement in the manner set forth herein have been satisfied and the Members are authorized to adopt this Agreement without the consent of any other individual, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other legally recognized entity (each, a “Person”); and

NOW, THEREFORE, the Members, intending to be legally bound, hereby amend and restate the Existing Operating Agreement in its entirety as follows:

1. Name. The name of the limited liability company shall continue to be 40 EAST END AVE. PREF MEMBER LLC.

2. Powers. The business and affairs of the Company shall be managed by the Managing Member (as hereinafter defined). The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. Patricia Gatto (the “Authorized Person”) is hereby designated as an “authorized person”, within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State. Upon the filing of the Certificate of Formation with the Secretary of State, his/her powers as an “authorized person” ceased, and the Managing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act, to execute, deliver and file any amendments and/or restatements of the Certificate of Formation and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company was formed for the object and purpose of (i) acquiring and holding certain membership interests in 40 East End Ave. Holdings LLC, a Delaware limited liability company (“Holdco”), which is the owner of all of the limited liability company membership interests in 40 East End Ave. Member LLC, a Delaware limited liability company, which is the owner of all of the limited liability company membership interests in 40 East End Ave. Associates LLC, a Delaware limited liability company (“Property Owner”), which is the owner of fee title to that certain real property commonly known as 40 East End Avenue, New York, New York and all development rights appurtenant thereto (the “Property”), (ii) exercising the Company’s rights as a member of Holdco (pursuant to and in accordance with that certain Amended and Restated Limited Liability Company dated as of May 14, 2015 by and among SAYT Member (as predecessor in interest to the Company) and Lightstone Value Plus REIT LP), (iii) engaging in any and all acts or activities necessary or incidental to the foregoing, (iv) engaging in any activity for which limited liability companies may be formed under the Act, and (v) acquiring, owning, holding, developing, constructing, operating, financing and disposing of, directly or indirectly through a Subsidiary (as defined below), the Property.

4. Principal Business Office. The principal business office of the Company shall be located at 1985 Cedar Bridge Avenue, Suite 1, Lakewood, New Jersey 08701, or at such other location as may hereafter be determined by the Managing Member.

5. Registered Office. The address of the registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

7. Members.

(a)           The names and the mailing addresses of the Members are as set forth on their respective signature pages attached hereto. Any action to be taken by all of the Members under this Agreement shall be evidenced by a written consent signed by all of the Members.

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(b)           Except as expressly provided by this Agreement or as required by the Act, no Member other than the Managing Member shall (i) have the power to act for or on behalf of, or to bind, the Company, (ii) take part in the day-to-day management or the operation or control of the business and affairs of the Company or (iii) be an agent of the Company or have any right, power or authority to transact any business in the name of the Company.

8. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Authorized Person, the Managing Member or the Members shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an authorized person or a member of the Company.

9. Capital Contributions.

(a)           As used herein, “Percentage Interest” shall mean, with respect to any Member at any point in time, a fraction, expressed as a percentage, (i) the numerator of which shall be the aggregate capital contributions made by such Member to the Company as of such point in time and (ii) the denominator of which shall be the aggregate capital contributions made by all Members to the Company as of such point in time, as the same may be adjusted pursuant to Section 9(d) hereof. The initial Percentage Interests of the Members are listed on their respective signature pages hereto.

(b)           The Members have made initial capital contributions to the Company in the amounts set forth on their respective signature pages attached hereto.

(c)           If either (i) the Managing Member determines that additional funds are necessary for the operation of the Company’s business and such additional funds are consistent with the Development Budget (as defined below), or (ii) the Deciding Members otherwise determine that additional funds are necessary for the operation of the Company’s business, including, without limitation, in order to make additional investments in Holdco (in each case, an “Additional Funding Requirement”) or to pay, or to reimburse Guarantor (as defined below) for, any Guaranty Liability (as defined below) (subject to Section 18(b) hereof), then the Managing Member shall submit to the Members a written notice (a “Capital Demand Notice”), which Capital Demand Notice shall set forth (i) the anticipated amount of, and the reason for, such Additional Funding Requirement, (ii) each Member’s required share of such Additional Funding Requirement, and (iii) the due date for such Additional Funding Requirement (the “Capital Demand Due Date”), which due date shall not be earlier than ten (10) days following the date such Capital Demand Notice is delivered to the Members. Each Member shall be obligated to contribute its proportionate share (based on its respective Percentage Interest) of any Additional Funding Requirement called for in a Capital Demand Notice. If any Member (a “Non-Contributing Member”) refuses or fails to make all or any portion of its share of an Additional Funding Requirement pursuant to this Section 9(c) on or prior to the applicable Capital Demand Due Date, then, provided that any Member shall have made its corresponding share of such Additional Funding Requirement, such refusal or failure shall constitute a default by such Non-Contributing Member and each of the Deciding Members shall have the right to advance all or a portion of such Non-Contributing Member’s unpaid share of such Additional Funding Requirement to the Company (provided that if both Deciding Members elect to advance such Non-Contributing Member’s unpaid share of such Additional Funding Requirement, then each Deciding Member shall advance its pro rata share (based on their respective Percentage Interests) of such Non-Contributing Member’s unpaid share of such Additional Funding Requirement) on behalf of such Non-Contributing Member (such contributing Deciding Member, a “Contributing Member”), which advance shall be treated as a loan by such Contributing Member to the Non-Contributing Member (a “Member Loan”) at an interest rate equal to the lesser of twelve percent (12%) per annum, compounded quarterly, and the then maximum allowable rate permitted by law. To the extent not repaid directly by such Non- Contributing Member, each Member Loan shall be repaid out of any subsequent distributions made pursuant to Section 12 of this Agreement to which the Non-Contributing Member for whose account such Member Loan was made would otherwise be entitled under this Agreement prior to any other distributions being made to such Non-Contributing Member (but such distributions actually paid to the Contributing Member shall, nonetheless, constitute a distribution to such Non-Contributing Member for purposes of this Agreement) and such payments shall be applied first to the payment of accrued but unpaid interest on each such Member Loan and then to the payment of the outstanding principal, until such Member Loan is paid in full.

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(d)           If any Member Loan remains outstanding for more than ninety (90) days, then the Contributing Member that made such Member Loan may convert such Member Loan to a capital contribution in the amount of such Member Loan (including all accrued interest thereon) (a “Default Contribution”). Upon such conversion, the Percentage Interest of the Non-Contributing Member shall be decreased such that, immediately after such decrease, the Percentage Interest of the Non-Contributing Member shall be a percentage equal to its Percentage Interest immediately prior to such decrease, less a percentage expressed as a fraction, (A) the numerator of which is one hundred fifty percent (150%), multiplied by the amount of the Default Contribution, and (B) the denominator of which is the aggregate amount of the capital contributions made by all of the Members prior to or as of such date (including such Default Contribution). Concomitantly, the Percentage Interest of the Contributing Member shall be increased by the same amount by which the Percentage Interest of the Non-Contributing Member was decreased pursuant to the foregoing sentence.

(e)           Except as expressly provided in this Agreement or with the prior written consent of all the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company (provided, however, that for these purposes, amounts properly incurred by the Managing Member which are reimbursable by the Company pursuant to and in accordance with the terms of this Agreement shall not be deemed loans). No Member will have any obligation to restore any negative or deficit balance in its Capital Account (as defined on Exhibit A) upon liquidation or dissolution of the Company (and for purposes of this Section 9(e), Capital Account shall be deemed to also include the capital account of any Member for financial or book purposes or as set forth in the Act or under common law). Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein will, or is intended or will be deemed to benefit any creditor of the Company, or any limited liability company, limited partnership, corporation, trust or similar entity wholly owned, directly or indirectly, by the Company (each, a “Subsidiary”, and together, “Subsidiaries”), including, without limitation, Holdco and Property Owner, or any creditor of any Member, and no such creditor shall have any rights, interests or claims hereunder, be entitled to any benefits or be entitled to require the Company, the Deciding Members or any Member to demand, solicit or accept any loan, advance or additional capital contribution for or to the Company or any Subsidiary or to enforce any rights which the Company, any Subsidiary or any Member may have against any other Member or which any Member may have against the Company or Subsidiary, pursuant to this Agreement or otherwise.

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10. Continuance of Company; Amendment and Restatement.

(a)           By their execution of this Agreement, the Members agree to continue the existence, business and operation of the Company, and the Members hereby adopt this Agreement, effective as of the date hereof, as and for the limited liability company agreement for the Company.

(b)           This Agreement shall constitute the limited liability company agreement of the Company, and all of the respective rights, interests, relationships, duties, obligations, responsibilities, agreements and commitments of the Members and relating to the ownership, management, control and/or operation of the Company and the Company’s business shall hereinafter be as set forth herein.

(c)           Effective as of the date hereof, all prior limited liability company agreements of the Company, including, without limitation, the Existing Operating Agreement, are hereby amended, restated and replaced, in their entirety, by this Agreement and all of the respective rights, interests, relationships, duties, obligations, responsibilities, agreements and commitments of the Members and relating to the ownership, management, control and/or operation of the Company and the Company’s business shall hereinafter be as set forth herein.

11. Allocation of Profits and Losses. Each and all of the provisions of Exhibit A annexed hereto and made a part hereof are incorporated herein and shall constitute part of this Agreement. Exhibit A provides for, among other matters, the maintenance of Capital Accounts and the allocation of profits and losses.

12. Distributions.

(a)          No Member shall have any right to demand or receive any distribution in any form other than cash. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Managing Member, in its reasonable judgment. Subject to Section 9(c), such distributions shall be allocated among the Members, pro rata and pari passu, in the same proportion as their Percentage Interests.

(b)          Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

13. Powers, Rights and Duties of Members.

(a)           Managing Member Generally. SAYT Member shall be the initial managing member of the Company (the “Managing Member”) and, in such capacity, shall manage the Company in accordance with this Agreement until it is removed as Managing Member pursuant to Section 13(b)(ii) of this Agreement. As long as it is a Member of the Company, SAYT Member shall not resign as Managing Member without the prior consent of REIT Member. Subject to the approval of REIT Member solely with respect to any Major Decision (as defined below), and subject in each case to the availability of Company funds, Managing Member’s duties shall include, without limitation:

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(i) any duties assigned to it under this Agreement or contained in the development budget attached hereto as Exhibit B, as modified from time to time by Managing Member and submitted by Managing Member to REIT Member for its review and approval (as so approved, the “Development Budget”);

(ii) overseeing, supervising, managing, coordinating and processing the development and construction of the Property into an 18-story, luxury residential condominium building containing approximately 29 units and 99,934 gross square feet on the Land (the “Project”), and any management on a day-to-day basis of any and all of the assets which comprise the Property, all in accordance with the Development Budget, overseeing and coordinating with any governmental court, board, agency, commission, office or authority of any nature whatsoever or any governmental or quasi-governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence (collectively, “Governmental Authority”) and other relevant third parties, and preparing all communications with the developer, property manager, Governmental Authorities and other relevant third parties;

(iii) overseeing, supervising, and coordinating the management of the Property under any property management agreement in effect from time to time or such other agreement for management of the Property as in effect from time to time;

(iv) operating and maintaining the Property in accordance with (x) all laws, ordinances and regulations relating thereto, (y) any agreements, documents or instruments entered into by the Company or any Subsidiary relating to the subject matters hereunder or the Property, or (z) any document evidencing or securing any loan (a “Loan”) entered into by the Company or any Subsidiary (such documents, collectively, “Loan Documents”);

(v) taking all proper and necessary actions reasonably required to cause the Company and its Subsidiaries at all times to perform and comply with the provisions of any Loan Documents (including, without limitation, any provisions requiring the expenditure of funds by the Company or its Subsidiaries);

(vi) paying in a timely manner all operating expenses of the Company and/or its Subsidiaries in accordance with the Development Budget or as otherwise provided herein or as approved by REIT Member, as applicable; and

(vii) taking all actions not expressly limited by, and generally consistent with the standards of, this Agreement, as may be necessary or appropriate in Managing Member’s reasonable judgment to accomplish the purposes of the Company.

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(b)          Removal Event.

(i)          A “Removal Event” shall be deemed to have occurred if:

(1)         there is willful misconduct or a material breach by Managing Member or any of its affiliates, principals, officers, general partners or members, agents or employees in the discharge of its duties and obligations as Managing Member hereunder, including under the then applicable Development Budget, which is not cured (including, without limitation, by reimbursing the Company and/or any other Member for any loss, damage, cost or expense incurred as a result of such conduct) within thirty (30) days after written notice thereof has been given; provided, however, that if such cure has commenced but cannot reasonably be completed within such thirty (30) day period, then said thirty (30) day period may be extended for such additional time as may be reasonably required to complete such cure provided that such cure is being diligently pursued but in any event such cure must be completed with ninety (90) days of commencement of such cure or receipt of notice, whichever is earlier;

(2)           Managing Member causes a material breach by the Company or any Subsidiary of its obligations to any lender under a Loan or any of the applicable Loan Documents (provided that Company funds are available to satisfy such obligations), which material breach is not (1) the result of an action or omission at the direction or approval of REIT Member, or (2) cured prior to the expiration of any notice and cure periods in such Loan Documents;

(3)           fraud, gross negligence, material misrepresentation or willful misconduct occurs on the part of Managing Member, its principals or any affiliate thereof concerning (A) the Property or the business of the Company or (B) the performance by Managing Member of its obligations or covenants under this Agreement or under any provision of applicable law that materially affects the Property, the Project or the Company, including, without limitation, misappropriation or improper distribution of funds (including improper distributions to the Members in violation of this Agreement), and improper removal or disposal of any material portion of the Property by Managing Member or its affiliates;

(4)           David Lichtenstein is convicted of or pleads guilty or no contest to a felony (other than driving-related offenses) or is convicted of or pleads guilty or no contest to a crime involving an intent to defraud or intent to steal as an element of such crime;

(5)           Managing Member (A) files a voluntary bankruptcy, insolvency or reorganization petition, institutes insolvency proceedings or otherwise seeks relief under any laws relating to the relief from debts or protection of debtors, (B) seeks or consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Managing Member or all or any portion of such Managing Member’s assets, (C) makes any assignment for the benefit of such Person’s creditors or (D) fail to have dismissed an involuntary bankruptcy filing against Managing Member within ninety (90) days after such filing (except if such involuntary action is brought by any other Member or its affiliate); or

(6)           a Transfer (as defined below) by Managing Member which is not expressly permitted hereunder occurs.

(ii)           Upon the occurrence of a Removal Event, REIT Member shall have the right to remove SAYT Member as Managing Member by delivering written notice to SAYT Member (provided that, as a condition to the effectiveness of such removal, either (a) a credit-worthy affiliate of REIT Member indemnifies, defends and holds harmless Guarantor from any claims and liabilities arising under any Guaranty, on a prospective basis, pursuant to an indemnification agreement that is reasonably satisfactory to SAYT Member or (b) Guarantor is released from any Guaranty on a prospective basis) and, upon delivery of such notice:

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(1)           REIT Member shall have the unilateral right to terminate any agreement or arrangement with any affiliate of Managing Member serving as the asset manager, property manager, leasing agent, sales agent, broker and/or developer for the Property or any portion thereof or interest therein, or in any other capacity, with any replacement thereof to be selected by REIT Member in its sole and absolute discretion and without the payment of any termination fee or other fee or premium whatsoever; and

(2)           SAYT Member shall only have the right to approve and consent to the Major Decisions set forth in Sections 13(c)(v) and 13(c)(viii) – (x).

(c)           Major Decisions. Except as otherwise expressly provided in this Agreement, the Managing Member shall not take any of the following actions (each a “Major Decision”) on behalf of the Company or any Subsidiary with regard to any such material matter unless approved in writing by the Deciding Members or otherwise previously and expressly approved or specifically provided for in the Development Budget:

(i) any Loans by the Company or any Subsidiary or any refinancing or restructuring of any Loan entered into by the Company or Subsidiaries encumbering title to the Property (other than draws of existing Loans);

(ii) any contract between the Company (or any Subsidiary, including Property Owner) and Managing Member or any affiliate of Managing Member (other than the Development Agreement, dated as of March 21, 2017, by and between Property Owner and LSGARLSNH LLC, a Delaware limited liability company, which is deemed approved by the Deciding Members), approval of any amendment or modification to, or waiver of a provision of, any such contract, other than on market terms, and any determination or election to exercise or enforce any rights or remedies thereunder;

(iii) approval of any amendments or modifications to the Development Budget;

(iv) approval of the sale, restructuring, refinancing, recapitalization or disposition of all or any portion of the Property (excluding the sales of individual condo units);

(v) the merger or consolidation of the Company with any other Person or the liquidation or dissolution of the Company, the acceptance or rejection of any offer or proposal by a third party regarding such a transaction and the approval of the terms of any such sale, restructuring, disposition, merger, consolidation, liquidation or dissolution;

(vi) obligating the Company or any Subsidiary as a surety, guarantor or indemnitor to any other Person’s obligation, other than as specifically provided for in this Agreement;

(vii) lending funds belonging to the Company or any Subsidiary to any third party or extending to any third party credit on behalf of the Company or any Subsidiary;

(viii) the admission of any Person as a member to the Company or any Subsidiary other than as specifically provided for in this Agreement;

(ix) any amendment, modification or waiver of the terms of this Agreement, except to correct ministerial errors;

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(x) filing any petition in bankruptcy or reorganization or instituting any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company or any Subsidiary, consenting to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company or any Subsidiary, the admission in writing by the Company or any Subsidiary of its inability to pay its debts generally as they become due or the making by the Company or any Subsidiary of a general assignment for the benefit of its creditors;

(xi) determining any Additional Funding Requirement that is not consistent with the Development Budget; and

(xii) any other action or decision that requires both Deciding Members’ consent as expressly provided elsewhere in this Agreement.

(d)          Only the Managing Member shall have the right and authority to propose Major Decisions.

(e)           The officers of the Company (the “Officers”) shall be a Chief Executive Officer, Chief Operating Officer, President, Vice Presidents and such other officers as shall from time to time be elected or appointed by the Managing Member. The names of the initial Officers and their respective offices in the Company are as set forth on Schedule 1 hereto. Unless such Officer’s term expires earlier as a result of such Officer’s death or resignation, each such Officer shall hold the offices indicated thereon until such Officer has been removed by the Managing Member and such Officer’s successor is appointed and qualified.

(f)           All of the Officers of the Company shall report to, and be subject to the direction and control of, the Managing Member and shall have such authority to perform such duties relating to the management of the Company as delegated by the Managing Member or as may be provided in this Agreement.

(g)           Reporting. Managing Member shall prepare, or cause to be prepared, on an accrual basis of accounting consistent with generally accepted accounting principles, consistently applied at the expense of the Company, and furnish to each Member, upon request, the following:

(i) within thirty (30) calendar days after the end of each calendar month of the Company, unless such calendar month is the last calendar month of any twelve (12) month period ending on December 31 of each year (“Fiscal Year”) (provided that the initial Fiscal Year shall be the period beginning on the date even herewith Date and ending December 31, 2017, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed): (A) an unaudited balance sheet of the Company dated as of the end of such calendar month, (B) an unaudited related income statement of the Company for such calendar month, (C) an unaudited statement of each Member’s Capital Account showing the detail of each Member’s contributions and distributions for such calendar month, (D) an unaudited statement of cash flow of the Company for such calendar month, and (E) such other supporting schedules, reports and backup information as are reasonably requested by REIT Member;

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(ii) monthly reports regarding, as applicable, the development, operation and sales of the Project including: reasonably detailed and comprehensive construction schedule(s) setting forth an updated timetable for the Project; provided, however, notwithstanding the foregoing, Managing Member shall also provide REIT Member all such financial and other information with respect thereto as may be provided to any Lender, prior to or concurrently with the delivery thereof to such Lender; and

(iii) within one hundred twenty (120) calendar days after the end of each Fiscal Year of the Company, the (A) final audited amount of Net Profit of the Company for such Fiscal Year, (B) an audited balance sheet of the Company dated as of the end of such Fiscal Year, (C) an audited related income statement of the Company for such Fiscal Year, (D) an audited statement of cash flows for such Fiscal Year, and (E) an audited statement of each Member’s Capital Account for such Fiscal Year, all of which shall be certified in the customary manner by the Company’s accountants.

(h)           Tax Returns. Promptly after the end of each Fiscal Year, Managing Member will prepare and will cause the Company’s accountants to review, sign and deliver to each Member a federal tax return for the Company and individual federal K-1’s and related state information to enable each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations. Managing Member will use diligent, commercially reasonable efforts to cause the Company’s accountants to prepare and timely file all federal, state and local tax returns required of the Company.

14. Loan; Financing.

(a)           Managing Member or an affiliate of Managing Member (in such capacity, “Guarantor”) shall execute and deliver any indemnities and guaranties that any lender of the Company or its Subsidiaries may require including, without limitation, any principal repayment or performance guaranties, “bad boy” guaranty, environmental indemnity, non-recourse carveout guaranty, completion guaranty, carry cost guaranty, or any other guaranty executed by the Guarantor in favor of any institution providing a Loan to the Company or any affiliate of the Company (each, a “Guaranty”).

(b)           Except as set forth in Section 9 and Section 18, the parties intend that no Member, or any of its affiliates, shall have any liability under or in connection with any Loan or Loan Documents.

15. Tax Matters. The Members and the Company intend that the Company be treated as a partnership for all income tax purposes and the Managing Member shall file such necessary and appropriate forms in furtherance thereof. The Managing Member is hereby designated as the “tax matters member” of the Company for purposes of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the “Partnership Representative” within the meaning of the Section 1101 of the Bipartisan Budget Act of 2015, Pub. Law No. 114-74 and any corresponding provisions of succeeding law (and in any similar capacity under applicable state or local tax law), and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service or other taxing authority relating to the determination of any item of Company income, gain, loss, deduction or credit for federal, state, local or non-U.S. income tax purposes or other non-income tax matters.

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16. No Fiduciary Duty; Conflicts and Other Business.

(a)           The Managing Member shall have no fiduciary duty to any other Member; the obligations and liabilities of the Managing Member to the Company or any other Member are as expressly set forth in this Agreement without reference to any duties or obligations implied or set forth in case law or statute.

(b)           Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Members, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that a Member shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Member shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by a Member, the resolution, action or term so made, taken or provided by such Member shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of such Member at law, in equity or otherwise.

(c)           Whenever in this Agreement a Member is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, such Member shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its “good faith” or under another express standard, such Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

(d)           Each Member and any person or entity affiliated with any of the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. None of the Company or the other Members shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Limitation on Powers of Members. The Managing Member shall have the power to do any and all acts necessary or convenient for the purposes herein, subject to obtaining the REIT Member’s consent with respect to any Major Decisions. No Non-Managing Member shall have the authority, without the approval of the Deciding Members, to file or consent to the filing of a bankruptcy petition or otherwise institute an insolvency proceeding on behalf of the Company. Each Non-Managing Member covenants not to file or commence any bankruptcy or other insolvency petition against the Company.

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18. Exculpation and Indemnification.

(a)           Subject to the terms of Section 18(b) below, neither the Authorized Person, the Managing Member, nor any Officer or Member shall be liable to the Company, any other Members or Officers or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Authorized Person, Managing Member, Officer or Member in good faith in connection with the formation of the Company or on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Authorized Person, Managing Member, Officer or Member by this Agreement, except that the Managing Member, an Officer or a Member shall be liable for any such loss, damage or claim incurred by reason of such Managing Member’s, Officer’s or Member’s gross negligence or willful misconduct. To the full extent permitted by applicable law, each Authorized Person, the Managing Member, each Officer and each Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Authorized Person, Managing Member, Officer or Member by reason of any act or omission performed or omitted by such Authorized Person, Managing Member, Officer or Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Authorized Person, Managing Member, Officer or Member by this Agreement, except that no Managing Member, Officer or Member shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Managing Member, Officer or Member by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18(a) shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

(b)           Notwithstanding anything to the contrary contained in this Agreement, in the event that the Guarantor shall incur any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising from the Guarantor’s obligations with respect to any Guaranty (including, without limitation, in connection with the existing construction loan by Bank of the Ozarks (“BO”) to Property Owner) (“Guaranty Liability”), then, in any such event, (x) the REIT Member shall indemnify, defend and hold harmless the Guarantor for REIT Member’s pro rata share (based on REIT Member’s Percentage Interest) of such Guaranty Liability, (y) the REIT Member shall have no such obligation to indemnify the Guarantor if the Guarantor incurs any Guaranty Liability and the act and/or omission giving rise to such Guaranty Liability (1) constitutes the gross negligence, willful misconduct or bad faith of the Managing Member and/or any of its affiliates (other than REIT Member), or (2) was taken or omitted by the Managing Member and/or any of its affiliates (other than REIT Member) in violation of the terms of this Agreement, unless, in either case, such act or omission was taken or not taken with the prior written consent of the REIT Member or its affiliates, and (z) the REIT Member shall indemnify, defend and hold harmless the Guarantor for 100% of any and all Guaranty Liability if the Guarantor incurs any such Guaranty Liability and the act and/or omission giving rise to such Guaranty Liability constitutes gross negligence, willful misconduct or bad faith of the REIT Member, and/or any of its affiliates (other than SAYT Member and any of its direct or indirect members), or (2) was taken or omitted by REIT Member and/or any of its affiliates (other than SAYT Member and any of its direct or indirect members) in violation of the terms of this Agreement, unless, in either case, such act or omission was taken or not taken with the prior written consent of the Managing Member.

19. Liability of Members. No Member or its affiliate shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act on behalf of the Company reasonably believed by such Member to be within the scope of the authority conferred on such Member by this Agreement or by law, unless such action or omission was performed or omitted in bad faith or constituted gross negligence, or willful misconduct.

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20. Assignments; Transfers.

(a)           No Member may Transfer in whole or in part its limited liability company interest in the Company without the written consent of the Deciding Members, which consent may be granted or withheld in the Deciding Members’ sole discretion. As used herein, “Transfer” shall mean any direct or indirect sale, exchange, issuance, redemption, assignment, distribution, gift, retirement, resignation, transfer or other withdrawal, disposition or alienation in any way as to any interest of or within a Member.

(b)           If a Member transfers all of its direct interest in the Company pursuant to this Section 20, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the Transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

(c)           It is expressly understood and agreed that any Transfer permitted pursuant to this Section 20 shall in all instances be prohibited (and, if consummated, shall be void ab initio) if such Transfer does not comply with all applicable laws, rules and regulations and other requirements of Governmental Authorities, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any enabling legislation or other executive orders in respect thereof. Notwithstanding anything to the contrary contained elsewhere in this Agreement (including, without limitation under Section 20(a)), but subject to Section 20(b) and the immediately preceding sentence in this Section 20(c), the following Transfers shall be permitted without the consent of any Member:

(i)           any Transfer (i) by devise, bequest or operation of law, upon the death or incapacity of a natural person, to such natural person’s spouse, brothers, sisters, children (natural or adopted), stepchildren (natural or adopted), grandchildren (natural or adopted), or any of their respective spouses or domestic partners (“Immediate Family Members”), and (ii) in connection with any estate-planning purposes, to or for the benefit of the transferor’s Immediate Family Members or a trust established for the benefit of the transferor and/or any of such transferor’s Immediate Family Members;

(ii)          any Transfer by either of the Deciding Members to their respective affiliate(s); and

(iii)          any Transfers by the Managing Member to a bona fide third-party that is not an affiliate of SAYT Member (a “Bona Fide Purchaser”), provided that (x) the provisions of Section 20(e) hereof are satisfied, (y) David Lichtenstein maintains, directly or indirectly, control of, and ownership of at least fifty-one percent (51%) of the equity interests in, SAYT Member, and (z) such transferee agrees to be bound by all the terms, conditions and provisions of this Agreement (including the provisions of this Section 20).

(iv)        any Transfer of publicly traded shares in any direct or indirect equity owner in any Member.

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(d)           Drag-Along. Upon the Managing Member receiving an offer acceptable to the Managing Member to sell some or all of the Managing Member’s interest in the Company (such interests proposed to be sold, the “Managing Member Transfer Interests”) to a Bona Fide Purchaser, the Managing Member shall have the right (the “Drag-Along Right”), exercisable in the Managing Member’s sole discretion, to require each Non-Managing Member to sell to such Bona Fide Purchaser a share of such Non-Managing Member’s interests in the Company (such share of the Non-Managing Member’s interests, its “Drag/Tag Interests”) proportionate to the share of the Managing Member’s interests in the Company represented by the Managing Member Transfer Interests, pursuant to and in accordance with such terms and conditions agreed between the Managing Member and such Bona Fide Purchaser. If the Managing Member elects to exercise the Drag-Along Right, then the Managing Member shall provide each Non-Managing Member with a notice which shall include (i) a statement that the Managing Member is exercising the Drag-Along Right, (ii) the share of the Managing Member’s interest in the Company proposed to be sold, (iii) the purchase price at which such Bona Fide Purchaser has proposed to purchase the Managing Member Transfer Interests and a calculation of the purchase price to be paid by such Bona Fide Purchaser for such Non-Managing Member’s Drag/Tag Interests, and (iv) the closing date for such sale (which shall be no sooner than ten (10) days following the date of such notice). The purchase price for each Non-Managing Member’s Drag/Tag Interests shall equal the distributions that such Non-Managing Member would have received, assuming that the aggregate purchase price for the Managing Member Transfer Interests and all Drag/Tag Interests was distributed to the Managing Member and the Non- Managing Members pro rata and pari passu in accordance with their respective Percentage Interests (subject to Section 9(c)), for the Managing Member to have received distributions equal to the purchase price that the Managing Member is receiving from the Bona Fide Purchaser for the Managing Member Transfer Interests.

(e)           Tag-Along. Upon the Managing Member receiving an offer acceptable to the Managing Member to sell Managing Member Transfer Interests to Bona Fide Purchaser, the Managing Member shall provide REIT Member and, if the Managing Member has not exercised the Drag-Along Right with respect to any Transfer described in Section 20(c)(iii) above, each Non-Managing Member with written notice of its intent to effect such Transfer, and REIT Member and, as applicable, each such Non-Managing Member shall have the right (the “Tag- Along Right”), exercisable by the delivery of written notice during the ten (10) day period (the “Tag-Along Option Period”) immediately following the date that such notice from the Managing Member is received by REIT Member and, as applicable, such Non-Managing Member, to require the Bona Fide Purchaser to purchase REIT Member’s or, as applicable, such Non-Managing Member’s share of REIT Member’s or, as applicable, such Non-Managing Member’s interests in the Company (such share of REIT Member’s or, as applicable, the Non- Managing Member’s interests, its “Tag Interests” and, together with the Drag Interests, collectively and generally, “Drag/Tag Interests”) proportionate to the share of the Managing Member’s interests in the Company represented by the Managing Member Transfer Interests, in addition to the Managing Member Transfer Interests. If (i) REIT Member or any Non-Managing Member fails to exercise the Tag-Along Right during the Tag-Along Option Period, or (ii) REIT Member and/or any Non-Managing Member notifies the Managing Member in writing, during the Tag Along Option Period, that REIT Member or such Non-Managing Member, as applicable will not exercise the Tag-Along Right, then the Managing Member may sell the Managing Member Transfer Interests to the Bona Fide Purchaser free of REIT Member’s or such Non- Managing Member’s Tag-Along Right, as applicable.

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(f)           Terms of Drag-Along or Tag-Along. If either the Drag-Along Right or the Tag-Along Right is timely exercised in accordance with Section 20(d) or 20(e), then the following provisions shall apply:

(i)           The sale of the Managing Member Transfer Interests and REIT Member’s and/or each applicable Non-Managing Member’s (as the case may be, the “Drag/Tag Member”) Drag/Tag Interests shall be consummated simultaneously and the proceeds attributable to such sale of the Managing Member’s and each Drag/Tag Member’s interests shall be paid simultaneously to the Managing Member and each Drag/Tag Member;

(ii)           The sale of the Managing Member Transfer Interests and the Drag/Tag Interests shall occur on a date specified by the Managing Member;

(iii)           Each Drag/Tag Member hereby irrevocably appoints the Managing Member as its attorney-in-fact, coupled with an interest, to execute all documents, agreements and instruments which the Managing Member may reasonably request to consummate the conveyance of the Drag/Tag Interests in accordance with the terms and conditions hereof;

(iv)          Each Drag/Tag Member shall be deemed to represent and warrant to the Bona Fide Purchaser (and shall sign (or, at the election of the Managing Member, hereby appoints the Managing Member to sign) a certification reasonably requested by the Managing Member or the Bona Fide Purchaser reflecting same), on and as of the date of closing of such Transfer, that (A) such Drag/Tag Member is the sole owner of its Drag/Tag Interests and holds its Drag/Tag Interests free and clear of any liens or other encumbrances (other than any liens or other encumbrances to which the Managing Member’s interest in the Company is also subject), and (B) such Drag/Tag Member has all requisite power and authority to sell its Drag/Tag Interests to the Bona Fide Purchaser in accordance with this Section 20(f);

(v)           Each Drag/Tag Member shall bear its respective pro rata share of all closing costs and deliver its respective pro rata share of all closing escrow funds, reserves and similar closing obligations; and

(vi)           If any Drag/Tag Member fails to transfer its Drag/Tag Interests in accordance with this Section 20(f), then the Managing Member and the Company shall have all rights and remedies available pursuant to law and in equity, including, without limitation, the right to specific performance and to bring an action for damages against such Drag/Tag Member.

21. Books and Records. Managing Member shall maintain proper and complete books of account and records with respect to the Company, each Subsidiary, the Project, the Property and all related business activities thereof. Managing Member shall maintain the books and records of the Company at the Company’s principal place of business as set forth in Section 4. Managing Member covenants and agrees that all books and records of the Company shall be open to and made available for inspection and copy by any Member and such Member’s representatives at any time during normal business hours within three (3) Business Days after receipt by Managing Member of a written request for such access from such Member. For the purposes of this Section 21, “Business Days” shall mean “Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States, the State of Delaware or the State of New York shall not be regarded as a Business Day.”

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22.Resignation. No Member may resign from the Company without the written consent of the Deciding Members. If a Member elects to resign pursuant to and in accordance with this Section 22, an additional member may be admitted to the Company, subject to Section 20, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

23. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Deciding Members.

24. Dissolution.

(a)           The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Deciding Members, or (ii) the entry of a decree of judicial dissolution under the Act.

(b)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

25. Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Members hereby irrevocably waives any right or power that they might have to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution pursuant to Section 12(a) hereof. The interest of the Members in the Company is personal property.

26. Attorneys’ Fees. If the Company or any Member obtains a judgment against any other Member by reason of breach of this Agreement or failure to comply with the provisions hereof, reasonable attorneys’ fees as fixed by the court shall be included in such judgment.

27.Benefits of Agreement; No Third Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any person or entity (other than such persons or entities as are entitled to be indemnified pursuant to Section 18 hereof) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person (other than such persons or entities as are entitled to be indemnified pursuant to Section 18 hereof).

28. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

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29. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

30. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

31. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

32. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Deciding Members; provided, however, that any modification, alteration, supplement or amendment that increases the obligations or reduces the rights of any Non-Managing Member hereunder (other than to a de minimis extent) shall also require the prior written consent of such Non-Managing Member.

THE SIGNATURE PAGES FOLLOWS

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as the date set forth above.

SAYT MEMBER:

SAYT MASTER HOLDCO LLC,
a Delaware limited liability company

By:	/S/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Executive Vice President

Initial Capital Contribution: $29,899,433.00
Initial Percentage Interest: 66.5%

Address for SAYT Member:

c/o The Lightstone Group
1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701

[Signatures continue on the following page.]

REIT MEMBER:

LIGHTSTONE REAL ESTATE INCOME TRUST, INC.,
a Maryland corporation

By:	/S/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: General Counsel

Initial Capital Contribution: $14,964,747.00
Initial Percentage Interest: 33.3%

Address for REIT Member:

c/o The Lightstone Group
1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701

[Signatures continue on the following page.]

NON-MANAGING MEMBER:

/S/ SANFORD BLUMENTHAL
SANFORD BLUMENTHAL

Initial Capital Contribution: $75,000.00
Initial Percentage Interest: 0.2%

Address for Non-Managing Member:

40 Paddock Road
White Plains, NY 10605

MANAGING MEMBER:

SAYT MASTER HOLDCO LLC,
a Delaware limited liability company

By:
Name:
Title: 1

1 The Members have agreed to set the initial capitalization of the Company for all purposes under this Agreement at $44,939,180. The Non-Managing Member has fully funded its initial capital. The Deciding Members will fund their initial capital as and when needed by the Company. Notwithstanding the foregoing, all initial capital will be treated as if it were fully funded on the date of this Agreement, provided that no Additional Funding Requirement shall be implemented until all initial capital has actually been funded.

SCHEDULE 1

OFFICERS

Name	Office

David Lichtenstein	Chief Executive Officer and President

Donna Brandin	Chief Financial Officer

Joseph E. Teichman	Executive Vice President, General Counsel and Secretary